     As filed with the Securities and Exchange Commission on March 26, 1999

                                                    REGISTRATION NO. 333-74065

===============================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                AMENDMENT NO. 1 TO

                                     FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 MAIL-WELL, INC.
              (Exact Name of Registrant as Specified in its Charter)

            COLORADO                 23 INVERNESS WAY, SUITE 160               84-1250533
 (State or Other Jurisdiction of         ENGLEWOOD, CO 80112                (I.R.S. Employer
 Incorporation or Organization)             (303) 790-8023               Identification Number)

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              ROGER WERTHEIMER, ESQ.
                           23 INVERNESS WAY, SUITE 160
                               ENGLEWOOD, CO 80112
                                  (303) 790-8023

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPIES TO:
                            Herbert H. Davis III, Esq.
                          Rothgerber Johnson & Lyons LLP
                       1200 Seventeenth Street, Suite 3000
                              Denver, Colorado 80202
                                  (303) 623-9000

   Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /





     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          PROSPECTUS
                          ----------

                         70,564 Shares

                        MAIL-WELL, INC.

                         COMMON STOCK


   Two of our shareholders have advised us that they intend to sell up to 70,564 shares of our common stock. No underwriter is underwriting this offering. The selling shareholders, or their authorized transferees, may offer the shares from time to time:

   * in one or more transactions on the New York Stock Exchange at prevailing market prices,

   * in negotiated transactions at agreed upon prices, or

   * in a combination of such methods of sale.

   We will receive no part of the proceeds of such sales.

   Our common stock is listed on the New York Stock Exchange under the symbol "MWL". We do not know the prices at which the selling shareholders will sell any of the shares, or the commissions the selling shareholders will pay, if any, in connection with any such sale. These prices and commissions may vary from transaction to transaction. We will pay all expenses incident to offering and selling the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.
                     ___________________

SEE "RISK FACTORS" ON PAGES 3 TO 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
















This prospectus is dated March 26, 1999

                         THE COMPANY


   Mail-Well is a leading consolidator in the printing industry, with revenues of $1.5 billion for the year ended December 31, 1998. The printing industry is one of the largest and most fragmented industries in the United States with total estimated 1997 sales of $142 billion among an estimated 52,000 printing businesses, according to the Printing Industries of America, Inc. We compete in the following four market segments of the printing industry:


   *    Envelopes

   *    Commercial Printing

   *    Printing for Distributors

   *    Labels

   Since our inception in February 1994, we have completed 44 acquisitions in the printing industry, for purchase prices ranging from
$2.5 million to $97.4 million.   We are the largest printer and
manufacturer of envelopes in the United States and Canada and one of the leading commercial printers in the United States. We are also the largest printer of custom business documents for the distributor market in the United States and a leading printer of glue-applied paper labels for the food and beverage industry. We currently operate 100 printing facilities throughout North America, serving over 40,000 customers.


   We believe that we have certain competitive advantages in the printing industry, including the ability to

   * use our network of strategically located plants and sales offices to attract customers that require production from multiple locations;

   * realize cost savings as a result of volume related purchases of paper, ink and other raw materials;

   * reduce overhead expense by consolidating certain administrative functions for insurance, employee benefits and financial management;

   * increase profitability by optimizing equipment use among facilities;

   * offer customers greater flexibility in meeting their needs due to more available capacity and equipment capabilities; and

   * combine the responsiveness of a local or regional facility with resources of a large national company.


   Our principal executive offices are located at 23 Inverness Way East, Suite 160, Englewood, Colorado 80112; our telephone number is
(303) 790-8023.

                        RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider carefully the following factors, in addition to other information contained in this prospectus and any prospectus supplement, in connection with an investment in our common stock.

WHAT ARE THE RISKS RELATED TO OUR BUSINESS?

   The growth of our business depends upon our ability to acquire other businesses and integrate them into our own

   We have grown rapidly through acquisitions. Although we believe that our experience in making acquisitions is an important asset, we cannot be certain that current management, personnel and other corporate infrastructure will be adequate to manage continued growth. In addition, to the extent that our continued growth and success depend on making further acquisitions, we cannot be certain that we will be able to continue to identify and acquire other businesses on favorable terms or that, if we are able to acquire businesses on favorable terms, we will be able to successfully integrate the acquired businesses into our current business or profitably manage them. There may also be increased competition for acquisition candidates, in which event we may have fewer acquisition opportunities available to us, or be faced with the prospect of paying higher prices for target companies, and we may generate less cash flow as a result.


   In addition, the acquisition of target companies outside of our traditional business of envelope converting and printing may create additional risks due to management's lack of familiarity with new markets and other factors. In particular, should we be able to identify, acquire and successfully integrate acquired businesses into our own, we may incur substantial costs, delays or other operational or financial problems in doing so, and we may not be able to profitably manage them. Furthermore, each particular acquisition may involve a number of special risks, including possible adverse effects on the acquired company's operating results, diversion of management's attention, failure to retain key acquired personnel, unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, cash flow and profitability.

   We may finance future acquisitions through any one of the following:


   * additional debt, under our bank credit agreement or otherwise;


   *    cash from operations;

   * the issuance of common stock or other securities to the sellers;

   * the sale of common stock or other securities in public or private offerings; or

   *    any combination of the above.


   In the event that any of these financing structures are unavailable, our ability to make acquisitions would be limited. We cannot be certain that we will be able to obtain all the financing we will need in the future on satisfactory terms or at all. Our failure to obtain such financing may require us to curtail our growth plans which may in turn make it more difficult for us to repay our debt.

   THE AMOUNT OF DEBT WE OWE MAY AFFECT OUR OPERATIONS AND OUR ABILITY TO PAY OUR DEBT.

   We have borrowed substantial amounts in order to finance acquisitions and operations. As of December 31, 1998, our total debt was approximately $591.5 million, representing approximately 1.98 times total shareholders' equity.

   The amount of debt we owe could have several important effects on future operations of our business. For example:

   * our ability to obtain additional financing for working capital, acquisitions, capital expenditures or other corporate purposes in the future may be limited;


   * a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on debt, and is not available to fund working capital, capital expenditures, acquisitions and other business purposes;


   * we may be more vulnerable to economic downturns or other adverse developments than less leveraged competitors; and

   * certain of our borrowings bear interest at fluctuating rates which could result in higher interest expense in the event of an increase in interest rates.


   Our ability to make scheduled payments of principal or interest on, or to reduce or refinance, debt depends on our future operating performance and resulting cash flow. To a certain extent, future performance will be subject to prevailing economic conditions and financial, competitive and other factors beyond our control. We cannot be certain, however, that our business, or businesses that we acquire in the future, will generate sufficient cash flow from operations to enable us to service all of our debt. We may need additional funding from either debt or equity offerings in the future in order to refinance existing debt or to continue to grow our business through acquisitions or internally. We cannot be sure that we will have access to any such sources of funding on satisfactory terms or on a timely basis or at all.

   Despite current debt levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

   THE PRINTING BUSINESS DOES NOT GENERALLY USE LONG-TERM AGREEMENTS

   The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts. Most of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific printing jobs, and repeat business largely depends on our customers' satisfaction with the work we do. Although our business is not dependent upon any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time even though we believe that we have and will continue to have the ability to provide the highest quality printed products and services to our customers. In addition, the timing of particular jobs or types of jobs at particular times of year may cause fluctuations in the operating results of our various printing operations in any given quarter.

   OUR INDUSTRY IS HIGHLY COMPETITIVE


   The North American printing industry in which we compete is extremely fragmented and highly competitive. In the envelope market, we compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets. In the commercial printing, consumer labels and custom business communications documents printing markets, we compete against a number of large, diversified and financially stronger printing companies, as well as regional and local commercial printers, many of which are capable of competing with us on volume, price and production quality. We are constantly seeking ways to reduce our costs and become more efficient competitors, and we believe that our consolidation strategy in each of our markets has been and will continue to be successful in achieving these goals. However, we cannot be certain that these efforts will continue to be successful or that our competitors will not be more successful in their similar efforts to reduce costs and become more efficient. If we fail to reduce costs and increase productivity, we may face decreased profit margins in markets where we encounter price competition, which in turn could reduce our cash flow and profitability.


   THE UNITED STATES AND CANADIAN POSTAL SERVICES CAN INDIRECTLY AFFECT OUR BUSINESS

   Because the great majority of envelopes used in the United States and Canada are sent through the mail, postal rates are a significant factor affecting envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent, including direct mail, which is a significant portion of our envelope volume. The U.S. Postal Commission recently approved rate increases of approximately 4% for direct mail and 3% for first class mail, effective January 1999. The Canadian Post Corporation increased the basic postal rate by approximately 6.7% in 1996, contributing to a leveling off of the growth rate of mail sent. The CPC raised rates a further 4.7% in 1998. These postal rate increases are significantly less than the cumulative rate of inflation since the last postal rate increases. We cannot be sure that direct mail marketers will not reduce their volume as a result of these increases. Because rate increases in the U.S. and Canada are largely outside our control, we can provide no assurance that future increases in U.S. and/or Canadian postal rates will not have a negative effect on the level of mail sent, or the volume of envelopes purchased, in either or both countries. In such event, we would expect to experience a decrease in cash flow and profitability or financial position.

   WE DEPEND ON GOOD LABOR RELATIONS

   As of December 31, 1998, we had approximately 12,100 full-time employees, of whom approximately 3,000 were members of various local labor unions. If unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both. A lengthy strike could result in a material decrease in cash flow or profitability.

   THE COST AND AVAILABILITY OF PAPER IS IMPORTANT TO OUR BUSINESS


   The cost of paper represents a significant portion of our cost of materials. Increases in paper costs could have a material adverse effect on our business. Historically, we have been able to maintain gross profit on a dollars per unit basis when paper prices increase by passing paper price increases on to our customers and by receiving increased proceeds from waste paper sales. We cannot be certain, however, that we will be able to continue to pass on future increases in the cost of paper. Moreover, rising paper costs and their consequent impact on our pricing could lead to a decrease in our volume of units sold. For example, successive paper price increases during the latter part of 1995 and early 1996 resulted in a decline in demand for our products, particularly from the direct-mail advertising industry. Although we have been successful in negotiating favorable pricing relationships with paper vendors, the overall paper market is largely beyond our control. As a result, we cannot be certain that future paper price increases will not result in decreased volumes and decreased cash flow and profitability.

   Due to the significance of paper in the manufacture of most of our products, we are dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of our large volume paper purchases from several paper producers, we generally have not experienced difficulty in obtaining adequate quantities of paper, although we have occasionally experienced minor delays in delivery. Although we believe that our attractiveness to vendors as a large volume paper purchaser will continue to enable us to receive adequate supplies of paper in the future, unforeseen developments in world paper markets coupled with shortages of raw paper could result in a decrease in supply, which would cause a decrease in the volume of product we could produce and sell, and a corresponding decrease in cash flow and profitability.


   THE AVAILABILITY OF ALTERNATIVE DELIVERY MEDIA MAY ADVERSELY
AFFECT OUR BUSINESS

   Our envelope printing and manufacturing business is highly dependent upon the demand for envelopes sent through the mail. Such demand comes from utility companies, banks and other financial institutions, among others. Our printing business also depends upon demand for printed advertising and business forms, among others. Usage of the Internet and other electronic media continues to grow. Consumers use these media to purchase goods and services, and for other purposes such as paying utility and credit card bills. Advertisers use them for targeted campaigns directed at specific electronic user groups. Large and small businesses use electronic media to conduct business, send invoices and collect bills. We expect the demand for envelopes and other printed materials for these purposes to decline. Although we expect countervailing trends, for example the growth of targeted direct mail campaigns based upon mailing lists generated by electronic purchases, to cause overall demand for envelopes and other printed materials to continue to grow at rates comparable to recent historical levels, we cannot be certain that the acceleration of the trend towards electronic media such as the Internet and other alternative media will not cause a decrease in the demand for our products, which would result in a decrease in our sales, cash flow and profitability.

   ENVIRONMENTAL LAWS MAY AFFECT OUR BUSINESS

   Our operations are subject to federal, state and local environmental laws and regulations relating to air emissions, waste generation, handling, management and disposal, and at some of our facilities, wastewater treatment and discharge. In addition, some of the sellers from whom we have bought businesses in the past have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 with respect to off-site disposal of hazardous waste. We believe that we have minimal exposure as a result of such designations, as a result of indemnities obtained in the course of acquisitions or because of the de minimis nature of the claims, or both. We also believe that our current operations are in substantial compliance with applicable environmental laws and regulations. We cannot be certain, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect our business or operations in the future.

   WE DEPEND ON KEY MANAGEMENT

   Our success will continue to depend to a significant extent on our executive officers and other key management personnel. We do not, as a matter of policy, have employment agreements with executive officers. We cannot be certain that we will be able to retain our executive officers and key personnel or attract additional qualified management in the future. In addition, the success of our acquisitions may depend, in part, on our ability to retain management personnel of the acquired companies. We do not carry key-person insurance on any of our managerial personnel.

   YEAR 2000 ISSUES MAY AFFECT OUR BUSINESS

   The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from the fact that many computer systems and programs use two digits, rather than four, to define the applicable year of business transactions. These programs may not properly recognize a year that begins with "20" instead of the familiar "19," and as a result may process data incorrectly or stop processing data altogether. We rely upon our own and vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the Year 2000. We completed an assessment of our existing computer systems in 1997 and have purchased and installed a number of new systems which are Year 2000 compliant. We are conducting an evaluation of actions required to ensure that our remaining computer systems will not be disrupted due to Year 2000 issues. Failure to be Year 2000 compliant could have a material adverse effect on our results of operations, business, prospects and financial condition.

   All business critical vendors and customers have been identified and contacted for information on their actions to mitigate Year 2000 disruptions. We are in the process of evaluating the information supplied to date and contacting those who have not responded to our inquiries. If Year 2000 issues of our business critical vendors and customers are not addressed satisfactorily, there could be a disruption in our business that may cause a decline in earnings. These theoretical consequences are of a kind and magnitude not unique to us, but are generally shared with other manufacturing companies. Contingency plans will be developed by the third quarter of 1999 to address Year 2000 issues related to our business critical vendors and customers. Although we believe our contingency plans will mitigate the impact of Year 2000 on our business critical systems, there can be no assurance such plans will be successful.

   This prospectus contains statements which constitute
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this prospectus and include statements regarding, but not limited to, product demand and sales, growth rate, ability to obtain assumed productivity savings, quality controls, availability of acquisition opportunities and their related costs, cost savings due to integration and synergies associated with acquisitions, ability to obtain additional financings and bank restructuring, interest rates, foreign currency exchange rates, paper and raw material costs, waste paper prices, ability to pass through paper costs to customers, postage rates, changes in the direct mail industry, competition, ability to develop new products, labor costs, labor relations and advertising costs. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. We undertake no obligation to publicly update or revise forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                       USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the selling shareholders or their authorized transferees, as described below. See "Selling Shareholders" and "Plan of Distribution."

                    SELLING SHAREHOLDERS

   We originally issued all of the shares offered by this document in connection with our acquisition of Armstrong-White, Inc. That issuance of shares was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act and Regulation D. We are registering the shares as required by a Stock Purchase Agreement dated August 27, 1998, which we entered into with Armstrong-White, Inc. and the selling shareholders.

   The following table lists:

   * the names of the selling shareholders for whom the shares are being offered,

   * the number of shares of common stock held by each selling shareholder prior to the offering,

   * the number of shares being offered for each selling shareholder's account, and

   * the percentage of the outstanding common stock to be owned by such selling shareholder after completion of the offering:

                                    SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                        OWNED PRIOR                               OWNED AFTER
                                      TO THE OFFERING                          THE OFFERING<F1>
                                  ------------------------                  ----------------------
                                                              SHARES
NAME                                NUMBER       PERCENT      OFFERED         NUMBER     PERCENT
----                                ------       -------      -------         ------     -------
Dean W. Armstrong                   35,282        <F*>        35,282             0          0
Charles N. White                    35,282        <F*>        35,282             0          0

_____________________
<F*> less than one percent.

<F1> Assuming all of the shares are sold pursuant to this Prospectus--
see "Plan of Distribution".


   The information in this table with respect to the percentage of outstanding common stock is based on the assumption that the number of outstanding shares of common stock does not increase or decrease from the number of shares of common stock used to prepare this table as of the date of this prospectus. We may amend or supplement this prospectus to update the disclosure set forth herein.

   In addition, the selling shareholders may give the shares away, either to a charity or a family member. The recipient of the gifted shares will also be able to sell the shares using this prospectus.

                     PLAN OF DISTRIBUTION

   The shares may be offered and sold from time to time by the selling shareholders. Each selling shareholder will act independently from Mail-Well in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares on the New York Stock Exchange, or otherwise, at prices and terms then prevailing, at prices related to the then current market price or at negotiated prices.

   The shares may be sold as follows:

   * a block-trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

   * purchases by a broker-dealer as principal and resale by such broker-dealer for its own account using this prospectus;

   * an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

   * ordinary brokerage transactions and transactions in which the brokers solicit purchasers and in privately negotiated transactions.

To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

   In connection with distribution of the shares:

   * the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions;

   * broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders;

   * the selling shareholders may sell the common stock short and redeliver the shares to close out such short positions;

   * the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of the shares, which shares such broker-dealer or other financial institution may then resell using this prospectus (as supplemented or amended to reflect such transaction);

   * any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than using this prospectus.


   In selling the shares, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. Mail-Well will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

   In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and is complied with.

   Mail-Well has agreed with the selling shareholders to keep the registration statement covering this prospectus effective until the date on which all of the shares may immediately be sold to the public without registration pursuant to Rule 144(k) under the Securities Act.

                        LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for Mail-Well by Rothgerber Johnson & Lyons LLP, Denver, Colorado.


                           EXPERTS

   The financial statements of Mail-Well and its consolidated subsidiaries, except the 1997 and 1996 consolidated financial statements of Color Art, Inc. and Subsidiaries, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, and the related financial statement schedules incorporated in this prospectus by reference from Mail-Well's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte &
Touche LLP as stated in their report, which is incorporated herein by reference.

   The 1997 and 1996 financial statements of Color Art, Inc. and Subsidiaries (consolidated with those of Mail-Well) have been audited by Rubin, Brown, Gornstein & Co. LLP as stated in their report, which is incorporated herein by reference. Such financial statements of Mail-Well and its consolidated subsidiaries have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. The foregoing firms are independent auditors.


                 WHERE YOU CAN FIND MORE INFORMATION

   Mail-Well has filed with the Securities and Exchange Commission a registration statement under the Securities Act, which registers the common stock being offered by this prospectus. The registration statement, including its attached exhibits and schedules, contains additional relevant information about Mail-Well and the common stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

   Mail-Well files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that Mail-Well files at the following locations of the Commission:


 Public Reference Room      New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
 Room 1024                  13th Floor                 500 West Madison Street
 Washington, D.C. 20549     New York, NY 10048         Suite 1400
                                                       Chicago, IL 60661

   Please call the Commission at 1-800-SEC-0330 for further information. Mail-Well's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

   The Commission allows Mail-Well to "incorporate by reference" information into this prospectus, which means that Mail-Well can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that Mail-Well has previously filed with the Commission. These documents contain important information about Mail-Well and its financial condition.


   Mail-Well Commission Filings (File No. 1-12551)
   -----------------------------------------------

   Annual Report on Form 10-K for the year ended December 31, 1998.

   Description of the Common Stock contained in the Company's
   Registration Statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act.


   Additional documents that the Company may file with the Commission between the date of this prospectus and the date this offering is terminated are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

   You can obtain any of the documents incorporated by reference in, but not included with, this prospectus from Mail-Well without charge, excluding all exhibits unless Mail-Well has specifically incorporated by reference an exhibit in this prospectus, by requesting them in writing or by telephone from the following address:


               Mail-Well, Inc.
               Attn:  Investor Relations
               23 Inverness Way East, Suite 160
               Englewood, Colorado 80112
               Telephone:  (303) 790-8023

===========================================================================

   WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.




                       ________________





                      TABLE OF CONTENTS
                                                        Page
                                                        ----
The Company. . . . . . . . . . . . . . . . . . . . . . .  2
Risk Factors . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . .  7
Selling Shareholders . . . . . . . . . . . . . . . . . .  7
Plan of Distribution . . . . . . . . . . . . . . . . . .  7
Legal Matters. . . . . . . . . . . . . . . . . . . . . .  9
Experts. . . . . . . . . . . . . . . . . . . . . . . . .  9
Where You Can Find More Information. . . . . . . . . . .  9




===========================================================================







===========================================================================









                              MAIL-WELL, INC.






                                COMMON STOCK







                              ________________

                            P R O S P E C T U S
                              ________________














                               March 26, 1999




===========================================================================

       PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (except for Commission filing fees), all of which are to be borne by the Company, are as follows:

   Printing Expenses. . . . . . . . . . . . . . . . . . . $  1,000
   Accounting Fees and Expenses . . . . . . . . . . . . .    5,000
   Legal Fees and Expenses. . . . . . . . . . . . . . . .    2,500
   Commission Filing Fee. . . . . . . . . . . . . . . . .      286
                                                          --------

   TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . $  8,786
                                                          ========


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 7-109-101 et seq. of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

   Article V of the Articles of Incorporation of the Registrant reads as follows:

   "The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign Corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible."

   Article VI of the Articles of Incorporation of the Registrant reads as follows:

   "There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director's duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, C.R.S., or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

ITEM 16.     EXHIBITS.

   The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:


   Exhibit
   Number
   ------
    4.1      Form of Certificate representing the Common Stock, par value
             $0.01 per share, of the Company - incorporated by reference from exhibit 4.1 of the Company's Amendment No. 1 to the
             Form S-3 filed on October 29, 1997 (Reg. No. 333-35561)
    4.2      The Company's Articles of Incorporation - incorporated by
             reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1997
    5.1<F*>  Legal Opinion of Rothgerber Johnson & Lyons LLP
   23.1<F*>  Consent of Rothgerber Johnson & Lyons LLP (included in
             Exhibit 5.1 hereto)
   23.2      Consent of Deloitte & Touche LLP
   23.3      Consent of Rubin, Brown, Gornstein & Co. LLP
   24.1<F*>  Power of Attorney (included on signature page attached hereto).

______________________
<F*>  Previously filed.



ITEM 17.  UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 26, 1999.


                                MAIL-WELL, INC.



                                By:  /s/ Gerald F. Mahoney<F*>
                                     --------------------------------
                                     Gerald F. Mahoney,
                                     Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                                   Date
---------                        -----                                   ----

/s/ Gerald F. Mahoney<F*>        Chairman of the Board/                  March 26, 1999
----------------------------     Chief Executive Officer/Director
Gerald F. Mahoney


/s/ Paul V. Reilly<F*>           President/Director                      March 26, 1999
----------------------------     Chief Operating Officer
Paul V. Reilly


/s/ Michael A. Zawalski<F*>      Senior Vice President/                  March 26, 1999
----------------------------     Chief Financial Officer
Michael A. Zawalski


/s/ Frank P. Diassi<F*>          Director                                March 26, 1999
----------------------------
Frank P. Diassi


/s/ William R. Thomas<F*>        Director                                March 26, 1999
----------------------------
William R. Thomas


/s/ Frank J. Hevrdejs<F*>        Director                                March 26, 1999
----------------------------
Frank J. Hevrdejs


/s/ Jerome W. Pickholz<F*>       Director                                March 26, 1999
----------------------------
Jerome W. Pickholz


<F*>By: /s/ Roger Wertheimer
        --------------------
        Roger Wertheimer,
        Attorney-in-Fact


                      INDEX TO EXHIBITS


 EXHIBIT NO.             EXHIBITS
 -----------             --------

    4.1 Form of Certificate representing the Common Stock, par value $0.01 per share, of the Company-incorporated by reference from exhibit 4.1 of the Company's Amendment No. 1 to the Form S-3 filed on October 29, 1997 (Reg. No. 333-35561).

    4.2 The Company's Articles of Incorporation - incorporated by reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1997

    5.1<F*> Legal Opinion of Rothgerber Johnson & Lyons LLP

   23.1<F*> Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
            5.1 hereto)


   23.2     Consent of Deloitte & Touche LLP

   23.3     Consent of Rubin, Brown, Gornstein & Co. LLP


   24.1<F*> Power of Attorney (included on signature page attached hereto)

[FN]
_______________________________


<F*> Filed previously.